Exhibit 99.1

Bill.com to Acquire Invoice2go, a Leader in Accounts Receivable Software for Small Businesses

Mobile-first AR solution empowers businesses to transact from anywhere

Expands Bill.com’s footprint to serve international markets

SAN JOSE, Calif., July 19, 2021 – Bill.com (NYSE:BILL), a leading provider of cloud-based software that simplifies, digitizes, and automates complex back-office financial operations for small and midsize businesses (SMBs), announced today it has signed a definitive agreement to acquire Invoice2go in a stock and cash transaction valued at approximately $625 million. Invoice2go is a leading, mobile-first accounts receivable (AR) software provider that empowers small businesses and freelancers to grow their client base, manage invoicing and payments, build their brand, and much more. With offices in Sydney, Australia and Palo Alto, California, Invoice2go serves a large global customer base of small businesses.

The acquisition will enhance Bill.com’s current accounts receivable offering and supports Bill.com’s mission to make it simple to connect and do business. Invoice2go’s AR solution makes it easy for businesses to engage and interact with their customers, generate professional invoices, and simplify their AR operations through mobile and desktop solutions. Combined with Bill.com’s platform and payments expertise, there is a significant opportunity to help businesses get paid faster and more conveniently with electronic payments.

“We are investing to accelerate the adoption of our accounts receivable offering. The acquisition of Invoice2go will bring a leading product and a very talented team to Bill.com. It supports our strategy to invest in our platform to be a one-stop shop solution for businesses to transform their financial operations, make and receive payments, and manage their cash flow. Invoice2go’s international team and customer base will enable us to serve more businesses around the globe,” said René Lacerte, Bill.com CEO and Founder.

“Most small business transactions today are made with paper checks. Yet we know from our customers that there is strong momentum to digitally transform and adopt e-payments. Our payments expertise and go-to-market capabilities combined with Invoice2go’s product capabilities can make it even easier for businesses to get paid quickly and electronically. Between Bill.com and Invoice2go, there are billions of dollars of invoices being sent annually that can be enabled for electronic payments,” concluded Mr. Lacerte.

“We are thrilled to join forces with Bill.com,” said Mark Lenhard, CEO of Invoice2go. “Combining Bill.com’s market-leading payments platform and broad market reach with Invoice2go’s deep AR expertise provides a unique opportunity to offer SMBs and freelancers a powerful platform to streamline their day-to-day financial operations and control their cash flow. I am equally excited for employees of both organizations who share a culture that prioritizes delivering innovation and exceptional customer value for all small business owners.”

Details Regarding the Proposed Acquisition

The transaction has been approved by the Boards of Directors of both Invoice2go and Bill.com, and is expected to close by the end of this calendar year, subject to receipt of regulatory approvals and other customary closing conditions.

Bill.com will acquire Invoice2go for approximately $625 million (75% in Bill.com Common Stock and 25% in cash), subject to customary adjustments for transactions of this nature.

Cautionary Language Concerning Forward-Looking Statements

This press release contains forward-looking statements relating to expectations, plans, and prospects including expectations relating to the benefits that will be derived from this transaction. These forward-looking statements are based upon the current expectations and beliefs of Bill.com’s management as of the date of this release, and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements including, without limitation, risks related to: (i) failure of Invoice2go to obtain stockholder approval as required for the proposed transaction; (ii) failure to obtain governmental and regulatory approvals required for the closing of the proposed transaction, or delays in governmental and regulatory approvals that may delay the transaction or result in the imposition of conditions that could reduce the anticipated benefits from the proposed transaction or cause the parties to abandon the proposed transaction; (iii) failure to satisfy the conditions to the closing of the proposed transactions; (iv) successful completion of the transaction; (v) unexpected costs, liabilities or delays in connection with or with respect to the proposed transaction; (vi) the effect of the announcement of the proposed transaction on the ability of Bill.com or Invoice2go to retain and hire key personnel and maintain relationships with customers, suppliers and others with whom Bill.com or Invoice2go does business, or on Bill.com’s or Invoice2go’s operating results and business generally; (vii) the outcome of any legal proceeding related to the proposed transaction; (viii) the challenges and costs of integrating, restructuring and achieving anticipated synergies and benefits of the proposed transaction and the risk that the anticipated benefits of the proposed transaction may not be fully realized or take longer to realize than expected, including the challenges and costs to Bill.com of integrating both Invoice2go and its recently-acquired DivvyPay, LLC. subsidiary; (ix) competitive pressures in the markets in which Bill.com and Invoice2go operate; (x) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; and (xi) other risks to the consummation of the proposed transaction, including the risk that the proposed transaction will not be consummated within the expected time period or at all. All forward-looking statements in this press release are based on information available to the Company as of the date hereof, and Bill.com disclaims any obligation to update these forward-looking statements.

About Bill.com

Bill.com is a leading provider of cloud-based software that simplifies, digitizes, and automates complex, back-office financial operations for small and midsize businesses. Customers use the Bill.com platform to manage end-to-end financial workflows and to process payments. The Bill.com AI-enabled, financial software platform creates connections between businesses and their suppliers and clients. It helps manage cash inflows and outflow. The company partners with several of the largest U.S. financial institutions, the majority of the top 100 U.S. accounting firms, and popular accounting software providers. Bill.com is headquartered in San Jose, California. For more information visit www.bill.com.

About Invoice2go

Invoice2go is a technology company that empowers freelancers and small businesses with straightforward tools that simplify their day-to-day workflow. Our software enables users to grow their client base, manage invoicing and payments, maintain financial wellness, build their brand, and much more. To create a free account, go to https://invoice.2go.com, or download from the Apple App Store or Google Play.

Source: Bill.com

IR Contact:

Karen Sansot

ksansot@hq.bill.com

Press Contact:

Oriana Branon

obranon@hq.bill.com

619-997-0299